Exhibit 10.1

Salary Increases, Bonus Payments, and Stock Option Grants
Approved by the Compensation Committee on November 16, 2005
for Executive Officers

Salary Adjustments

Name	Title	Proposed Salary	Amount of Raise
Donald (Eric) Parsons	President-IPNA	$180,000*	$30,000 (20%)*
Jon C. Biro	CFO & Treasurer	$235,000	$5,000 (2.2%)

* The above salary adjustments are to be effective retroactively. Mr. Parsons’ raise from $150,000 to $168,000 is to be effective October 1, 2005, with an additional raise to $180,000 to be effective November 20, 2005. All other raises are to be effective November 1, 2005.

FY 2005 Bonus Payments

All of the bonuses referenced below are to be paid on or before December 15, 2005.

Name	Title	Bonus Amount
Steve Barkmann	President-Bayshore Industrial	$80,000 (1) (2) (5)
Dario Masutti	President-ICO Courtenay Australasia	-- (1) (5)
Derek Bristow	President-ICO Europe	$44,927 (1) (3) (5)
Donald (Eric) Parsons	President-IPNA	$27,000
Jon C. Biro	CFO & Treasurer	$18,845 (4) (5)

(1) The bonuses of Messrs. Barkmann, Masutti, and Bristow were calculated applying the formulas set forth in the Fiscal Year 2005 Executive Leadership Team Incentive Compensation Plan (“FY 2005 ELT ICP”). Messrs. Barkmann and Bristow will not be entitled to a bonus if, upon audit by PricewaterhouseCoopers (“PwC”), their business units are found to have a material weakness or significant deficiency that leads to PwC to provide a qualified opinion in connection with the Company’s Fiscal Year (“FY”) 2005 audit.

(2) Applying the formula set forth in the FY 2005 ELT ICP, Mr. Barkmann is entitled to receive a bonus of $135,360. Mr. Barkmann is receiving stock options in place of $55,360 of the cash bonus amount - see below.

(3) Mr. Bristow’s bonus amount shall be paid in New Zealand Dollars at the rate of exchange on the date of payment.

(4) Mr. Biro’s bonus is calculated pursuant to the formula for calculating the Year Two Annual Incentive Bonus set forth in his employment agreement. Mr. Biro will not be entitled to this bonus if, upon audit by PwC, the Company is found to have a material weakness or significant deficiency that leads to PwC to provide a qualified opinion in connection with the Company’s FY 2005 audit.

(5) Management is in the process of auditing and finalizing the financial results used to calculate the bonuses, and that bonuses calculated pursuant to the FY 2005 ELT ICP are subject to minor revision (+/- up to 10%) in the event that management determines that that bonus calculations should be adjusted based on the final FY 2005 financial results.

11/22/05

Stock Option Grants

All grants are Non-Qualified Stock Options, granted from the Company’s 1998 employee stock option plan. Date of grant shall be November 18, 2005. All options have a term of ten years from the date of grant, and shall expire, if not exercised, on the earlier of ten years from the date of grant or three months after the employee’s employment with the Company terminates.

Name	Title	Option Grant	Vesting Schedule
Steve Barkmann	President-Bayshore Industrial	42,260	December 15, 2005 (1)
Jon C. Biro	CFO & Treasurer	42,000	40/30/30 (2)

 (1) Mr. Barkmann’s award of 42,260 options (using a Black-Sholes valuation of $1.31/option) is in place of $55,360 cash bonus to which he would otherwise be entitled per the FY 2005 ELT ICP. The option grant will vest on December 15, 2005, provided that Bayshore Industrial, L.P. is not found to have a material weakness or significant deficiency that leads to PwC to provide a qualified opinion in connection with the Company’s FY 2005 audit, in which case the option grant will terminate and will not be exercisable.

(2) 40% of the options granted vest immediately; 30% vest on first anniversary of date of grant; 30% vest on second anniversary of date of grant.